                                                                    Exhibit 10.3


          COMMON STOCK REPURCHASE AGREEMENT dated as of September 29, 1997 between NORTHWEST AIRLINES CORPORATION, a Delaware corporation ("NWA CORP."), and KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V., a Netherlands corporation ("KLM").

                              W I T N E S S E T H :

          WHEREAS, on the date hereof, KLM owns 21,684,099 shares (the "CURRENT SHARES") of NWA Corp.'s Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK", and together with NWA Corp.'s Class B Common Stock, par value $.01 per share (the "CLASS B COMMON STOCK"), the "COMMON STOCK"), and in accordance with the provisions set forth in the Amendment to the Stockholders' Agreement (as hereinafter defined) will exercise its right to purchase, pursuant to Section 17 of the Stockholders' Agreement (as hereinafter defined), 3,293,775 additional shares of Class A Common Stock, which will increase to 24,977,874 the aggregate number of shares of Common Stock owned by KLM; and

          WHEREAS, upon the terms and subject to the conditions set forth herein, KLM wishes to sell to NWA Corp., and NWA Corp. wishes to purchase from KLM, all 24,977,874 of such Shares according to the schedule set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          1.1 DEFINED TERMS. Terms not otherwise defined herein shall have the following meanings:

          "AFFILIATE" when used with respect to another Person, means any Person who is, whether directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" means this Common Stock Repurchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "ALLIANCE IMPLEMENTATION AGREEMENT" means a definitive agreement with respect to commercial cooperation that is entered into by KLM and Northwest Airlines, Inc. at the Initial Closing.

          "AMENDMENT TO THE STOCKHOLDERS' AGREEMENT" means the agreement in the form of Exhibit A hereto which amends the Stockholders' Agreement and provides for (i) the acceleration of the vesting of the KLM Option (as defined in the Stockholders' Agreement) in respect of shares of Class A Common Stock subject to such option that are held by Blum and BTNY, and the exercise by KLM of such KLM Option with respect to such shares and the purchase of such shares concurrently with the Initial Closing Date, (ii) the termination of the KLM Option with respect to the other Option Stockholders and the termination of the Put Option (as each such term is defined in the Stockholders' Agreement) with respect to all of the Option Stockholders and (iii) immediately following the consummation of the transactions contemplated by this Agreement on the Initial Closing Date, the termination of all of KLM's other rights and obligations under the Stockholders' Agreement.

          "ANCILLARY AGREEMENTS" means the Preferred Stock Agreement, the Amendment to the Stockholders' Agreement and the Standstill Agreement.

          "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof. As used herein, the phrases "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" have correlative meanings.

          "BLUM" means Richard D. Blum Associates - NWA Partners, L.P.

          "BOARD OF DIRECTORS" means the board of directors of NWA Corp. or any successor corporation.

          "BTNY" means Bankers Trust New York Corporation.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Amsterdam, The Netherlands, in New York, New York or in Minneapolis, Minnesota.

          "CASH" means Dollars paid in immediately available funds.

          "CHANGE OF CONTROL" means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, of 50% or more of the combined voting power of the outstanding shares of Common Stock (assuming conversion of Class B Common Stock into Class A Common Stock if, and to the extent, the Class B Common Stock is freely convertible into Class A Common Stock by the holder thereof), NWA Corp.'s Series C Preferred Stock, par value $.01 per share (the "SERIES C PREFERRED STOCK"), and any other equity securities then outstanding and entitled to vote with the Common Stock.

          "CLOSING DATE" means each of the Initial Closing Date, the Second Closing Date, the Third Closing Date and the Fourth Closing Date. If any Closing Date falls on a date that is not a Business Day, such Closing Date shall occur on the next succeeding Business Day.

          "CONTROL TRANSACTION" means any of the following, but no other transaction or event: (i) the closing of a tender offer subject to Section 14(d)(1) of the Exchange Act for shares of Class A Common Stock (or any other class of capital stock of NWA Corp.) or a registered exchange offer made pursuant to an effective registration statement for shares of Class A Common Stock (or any other class of capital stock of NWA Corp.) which results in 50% or more of the combined voting power of the outstanding shares of Common Stock (assuming conversion of Class B Common Stock into Class A Common Stock if, and to the extent, the Class B Common Stock is freely convertible into Class A Common Stock by the holder thereof), Series C Preferred Stock, and any other equity securities then outstanding and entitled to vote with the Common Stock being held by the Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) making such tender or exchange offer, (ii) the closing of any merger or consolidation that results in a Change of Control, or (iii) the closing of any transaction in which NWA Corp. or Northwest Airlines, Inc. directly or indirectly sells all or substantially all of its business, property or assets; PROVIDED, in order to constitute a Control Transaction any such transaction must be consummated prior to June 30, 1999. For purposes of calculating the "Transactional Value Per Share" pursuant to Section 2.2 in connection with a Control Transaction, such Control Transaction shall be deemed to include all transactions that are part of a series of related transactions that comprise such Control Transaction (e.g., a tender offer or exchange offer followed by a back-end merger shall be considered as a single Control Transaction comprised of two related transactions), PROVIDED, that, for purposes of Section 2.2, such Control Transaction shall be deemed to have been consummated upon the consummation of the particular transaction with respect to which the applicable criteria as described above are first satisfied.

          "CREDIT AGREEMENT" means the Credit Agreement dated as of December 15, 1995 and as amended and restated as of October 16, 1996 among NWA Corp., NWA, Inc., Northwest Airlines, Inc., ABN Amro Bank N.W., as Compliance Agent, Bankers Trust Company, as Administrative Agent, Chase Securities Inc., as Syndication Agent, Citibank, N.A., as Documentation Agent, National Westminster Bank PLC and First Bank National Association, as Agents, and various lending institutions parties thereto, as amended, supplemented or otherwise modified from time to time in accordance with its terms and any extensions, refinancings or replacements thereof.

          "DOLLARS" and "$" mean lawful currency of the United States of America.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "PENDING SUITS" means collectively the suits captioned KLM ROYAL DUTCH AIRLINES V. CHECCHI, ET AL., Civ. Act. No. 14764 (Del. Ch.), and KLM ROYAL DUTCH AIRLINES V. CHECCHI, ET AL., Index No. 95/600037 (Sup. Ct. N.Y. Co.).

          "PER SHARE PRICE" means the price specified as such in Section 2.1(a),
     (b), (c) or (d) for the related Closing Date, as the same may be adjusted pursuant to Section 2.1(e).

          "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "PREFERRED STOCK AGREEMENT" means the Preferred Stock Repurchase Agreement dated as of September 29, 1997 between KLM and NWA Corp., entered into concurrently with this Agreement and in the form of Exhibit B hereto.

          "SERIES A PREFERRED" means NWA Corp.'s Series A Preferred Stock, par value $.01 per share.

          "SERIES B PREFERRED" means NWA Corp.'s Series B Preferred Stock, par value $.01 per share.

          A "SHARE" means, as of the date hereof, one share of Class A Common Stock and thereafter shall consist of such share and/or any cash, securities or other property into which such share (or such cash, securities or other property) shall have been converted into, exchanged for or acquired for (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, stock split, reverse stock split, stock dividend or otherwise), and any and all amounts paid in respect of such shares or other cash, securities or other property, as the case may be, or which such shares or other cash, securities or other property are otherwise entitled to receive (whether by means of a dividend, distribution, interest payment or otherwise), in any event net of any applicable U.S. withholding taxes payable in respect thereof. In the event any cash is received at any time or from time to time in respect of a Share, such share shall also be deemed to include interest earned on such cash received at the rate per annum equal to the average of the offered rates for Dollar deposits having a maturity of three months that appear on the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 a.m., London time, on the date such cash is initially received (and which rate is reset every three months thereafter), compounded quarterly, in any event net of any applicable U.S. withholding taxes payable in respect thereof.

          "STANDSTILL AGREEMENT" means an agreement in the form of Exhibit C to be entered into by KLM and NWA Corp. at the Initial Closing Date.

          "STOCKHOLDERS' AGREEMENT" means the Second Amended and Restated Investor Stockholders' Agreement dated as of December 23, 1993, as amended, supplemented or otherwise modified from time to time, among NWA Corp., KLM and certain other stockholders of NWA Corp. parties thereto, as in effect on the date hereof.

          "SUPERVISORY BOARD OF KLM" means the supervisory board of KLM or any successor corporation.


                                   ARTICLE II

                         DELIVERY AND PURCHASE OF SHARES

          2.1 PURCHASE AND SALE OF SHARES. (a) INITIAL CLOSING. On the terms and subject to the conditions of this Agreement, on September 29, 1997 (or such earlier date after the date of this Agreement as the parties shall agree, or such later date as is provided by Section 5.1(a)(v), the "INITIAL CLOSING DATE"), KLM agrees to transfer, assign and deliver to NWA Corp., against payment by NWA Corp. to KLM of $273,118,695.20 in immediately available funds (reflecting a Per Share Price of $40.164514), a certificate or certificates representing 6,800,000 shares of Class A Common Stock, and NWA Corp. agrees to purchase such shares and make such payment to KLM against delivery of such certificates on such Initial Closing Date. Such certificates shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed.

          (b) SECOND CLOSING. On the terms and subject to the conditions of this Agreement, on September 29, 1998 (the "SECOND CLOSING DATE") KLM agrees to transfer, assign and deliver to NWA Corp., against payment by NWA Corp. to KLM of $210,051,362.50 in immediately available funds, 4,900,000 Shares (reflecting a Per Share Price of $42.867625), comprised of (i) a certificate or certificates representing the Common Stock or other securities included within such Shares, and (ii) any and all cash or other property, if any, included within such Shares, and NWA Corp. agrees to purchase the Common Stock and/or other property comprising such Shares and make such payment to KLM against delivery of the certificates and/or other property comprising such Shares on the Second Closing Date. Any certificates included in such Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed.

          (c) THIRD CLOSING. On the terms and subject to the conditions of this Agreement, on September 29, 1999 (the "THIRD CLOSING DATE") KLM agrees to transfer, assign and deliver to NWA Corp., against payment by NWA Corp. to KLM of $147,439,727.98 in immediately available funds, 3,222,539 Shares (reflecting a Per Share Price of $45.752659), comprised of (i) a certificate or certificates representing the Common Stock or other securities included within such Shares, and (ii) any and all cash or other property, if any, included within such Shares, and NWA Corp. agrees to purchase the Common Stock and/or other property comprising such Shares and make such payment to KLM against delivery of the certificates and/or other property comprising such Shares on the Third Closing Date. Any certificates included in such Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed.

          (d) FOURTH CLOSING. On the terms and subject to the conditions of this Agreement, on September 29, 2000 (the "FOURTH CLOSING DATE") KLM agrees to transfer, assign and deliver to NWA Corp., against payment by NWA Corp. to KLM of $491,020,690.86 in immediately available funds, 10,055,335 Shares (reflecting a Per Share Price of $48.831858), comprised of (i) a certificate or certificates representing the Common Stock or other securities included within such Shares, and (ii) any and all cash or other property, if any, included within such Shares, and NWA Corp. agrees to purchase the Common Stock and/or other property comprising such Shares and make such payment to KLM against delivery of the certificates and/or other property comprising such Shares on the Fourth Closing Date. Any certificates included in such Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed.

          (e) CHANGE IN CLOSING DATE AND ACCRETION ADJUSTMENT. If the Initial Closing Date occurs on a date other than September 29, 1997, the Second Closing Date, Third Closing Date and Fourth Closing Date will be changed to the respective dates that are on the first anniversary, second anniversary and third anniversary, respectively, of the Initial Closing Date. The date of such Closing Dates are also subject to deferral or acceleration as expressly provided in this Agreement. In the event any Closing Date occurs other than on the particular applicable date specified in paragraphs (a), (b), (c) or (d) above for any reason (including without limitation Section 2.1(g) but other than as provided in Section 2.2), the applicable purchase price will be higher or lower than the amount indicated based on a 5% per annum accretion factor; PROVIDED, HOWEVER, that in the event a subsequent Closing Date is deferred because the condition set forth in Section 5.2(a)(ii) is not satisfied, the accretion factor during the period of such deferral will be 13% per annum.

          (f) CLOSINGS.  The closing of the purchase and sale contemplated by
Section 2.1(a) will take place at the offices of Simpson Thacher & Bartlett at 10:00 a.m. New York City time on the Initial Closing Date. The closing of the purchases and sales contemplated by Sections 2.1(b), (c) and (d) of this Agreement will take place by means of the requisite deliveries and payments being made by the parties on the relevant Closing Dates.

          (g) ACCELERATION OPTION. (i) NWA Corp. shall have the option, at any time and from time to time after the Initial Closing Date and on prior written notice to KLM, to accelerate, either in whole or in part in the manner specified in the next sentence, the purchase of Shares that would otherwise occur on subsequent Closing Dates so that the accelerated purchase will occur on a date (the "ACCELERATION DATE") specified in such notice (such date to be at least 30 days after the date the notice is provided to KLM), at which date the purchase and sale of the Shares whose purchase and sale is being accelerated as designated in the notice referred to above shall be effected at the applicable Per Share Prices specified in Section 2.1, as adjusted in accordance with
Section 2.1(e). If NWA Corp. elects to accelerate pursuant to this Section 2.1(g) the purchase of only part of the Shares remaining to be purchased, it may do so only by accelerating the purchase of all of the Shares scheduled to be purchased on the Third Closing Date and (if the Second Closing Date has not yet occurred) the Second Closing Date, in which event the Fourth Closing Date will be accelerated to occur one year after the Acceleration Date. Following any such acceleration option, the provisions of Sections 2.2 and 2.3 shall continue in effect as though no accelerated purchase and sale had occurred, as follows:

          (a) To the extent an adjustment would otherwise be required pursuant to Section 2.2 with respect to Shares whose purchase has already occurred on an accelerated basis pursuant to this Section 2.1(g), on the date (the "TRANSACTION ACCELERATED DATE") to which such subsequent Closing Date would have otherwise been accelerated pursuant to Section 2.2(e) or consideration would otherwise be received by KLM pursuant to Section 2.2(f), NWA Corp. will make a payment to KLM equal to the product of (A) the number of Shares whose purchase would have otherwise been accelerated to the Transaction Accelerated Date but for an earlier acceleration pursuant to Section 2.1(g), times (B) the excess, if any, of (x) the Transactional Value Per Share over (y) the regularly scheduled Per Share Price at which such Shares would have been purchased pursuant to Section 2.1(a) through (d) at the regularly scheduled subsequent Closing Date without giving effect to such acceleration.

          (b) To the extent an adjustment would otherwise be required pursuant to Section 2.3 with respect to Shares whose purchase has already occurred on an accelerated basis pursuant to this Section 2.1(g), on the regularly scheduled subsequent Closing Date on which the higher purchase price would have otherwise been payable pursuant to Section 2.3, NWA Corp. will make a payment to KLM equal to the product of (A) the number of Shares previously purchased on an accelerated basis pursuant to Section 2.1(g) whose purchase price would have otherwise been increased pursuant to Section 2.3, times
     (B) the excess, if any, of the higher weighted average price that would otherwise apply pursuant to Section 2.3 over the regularly scheduled Per Share Price at which such Shares would have been purchased pursuant to
     Section 2.1(a) through (d) at the regularly scheduled subsequent Closing Date without giving effect to such acceleration.

          (ii) Notwithstanding the foregoing, NWA Corp. may not accelerate any purchase of Shares pursuant to this Section 2.1(g) if (a) the condition set forth in Section

5.2(b)(ii)(A) has not been satisfied, or (b) Northwest Airlines, Inc.'s right to terminate the Alliance Termination Agreement because of the imposition of restrictions at Schiphol Airport, as set forth in the letter agreement dated as of September 29, 1997 between Northwest Airlines, Inc. and KLM (the "HUB RESTRICTIONS LETTER"), has not either expired by the passage of time or been waived by Northwest Airlines, Inc.

          (iii) NWA Corp. shall indemnify and hold harmless KLM, on an after-tax basis, from any taxes imposed under the laws of The Netherlands in respect of a payment made to KLM pursuant to Section 2.1(g)(i)(a) or (b) which would not have been imposed had the purchase and sale of Shares not been accelerated pursuant to this Section 2.1(g) and had the provisions of Section
2.2 or 2.3, as applicable, applied pursuant to their terms. KLM will seek indemnity under this Section 2.1(g)(iii) only after attempting in good faith and failing to achieve the same consequences under the tax laws of The Netherlands for a payment made to KLM pursuant to Section 2.1(g)(i)(a) or (b) as the tax consequences that apply to consideration received by KLM under Section 2.2 or 2.3.


          2.2 EFFECT OF CONTROL TRANSACTION. (a) NWA Corp. will notify KLM as promptly as practicable of the pendency of any transaction that is reasonably likely to constitute a Control Transaction; PROVIDED, that NWA Corp. shall not be obligated to so notify KLM prior to such transaction having been publicly announced (except as otherwise specifically provided for in the Standstill Agreement). Additionally, upon the consummation of a Control Transaction, NWA Corp. will on the date of such consummation notify KLM thereof.

          (b) In connection with any Control Transaction consummated prior to June 30, 1999, there shall be a determination of the Transactional Value Per Share. The "TRANSACTIONAL VALUE PER SHARE" is the weighted average consideration to be received in respect of each Share transferred or sold in, or otherwise receiving a distribution in connection with, such Control Transaction, valued, (i) in the case of cash, at the face amount thereof, (ii) in the case of securities registered under the Exchange Act and as to which there is a previously established public trading market, (A) if such security is listed on the New York Stock Exchange or American Stock Exchange, the average of the closing price during the ten trading days immediately prior to the date of consummation thereof or (B) if such security is included in the NASDAQ National Market System, the weighted average price at which all trades of such securities are reported on the NASDAQ National Market System during the ten trading days immediately prior to the date of consummation thereof, (iii) in the case of securities as to which there is a previously established public trading market on a non-U.S. exchange or automated quotation system, the average of the closing price (if quoted in a foreign currency, converted into Dollars at the then-prevailing market Dollar exchange rate) during the ten trading days immediately prior to the date of consummation thereof, and (iv) in the case of other securities or property, at the fair market value thereof established in accordance with Section 2.2(c) as of the date of consummation thereof.

          (c) NWA Corp. and KLM will attempt to agree on the value of securities or other property described in clause (iii) of paragraph (b) above. If they cannot reach agreement within 15 days after the definitive terms of the Control Transaction have been publicly announced or, if earlier, 15 days after notice to KLM, NWA Corp. and KLM will each promptly engage an investment banking firm to perform valuations of such securities or other property and to attempt to agree on their value. If such firms are unable to agree on a valuation within 10 days after they have both been so engaged, such firms shall promptly jointly select a third nationally recognized investment banking firm to perform its own valuation of such securities or other property, which valuation shall be determinative.

          (d) If any such Transactional Value Per Share (as finally determined in accordance with this Section 2.2) is higher than the Per Share Price otherwise payable on Closing Dates scheduled to occur after the consummation of such Control Transaction, the obligations of the parties under Section 2.1 with respect to the Shares to be purchased on each such subsequent Closing Date will be adjusted in accordance with the following provisions.

          (e) Subject to the provisions in Sections 2.2(f) and (g) below, if a Control Transaction is consummated in which the related Transactional Value Per Share is higher than the Per Share Price for any subsequent Closing Date, then each such Closing Date that has a lower Per Share Price will be accelerated to occur on, or as promptly as practicable after, the date of consummation of such transaction, and the per share purchase price to be paid in Cash for each Share whose purchase and sale is being so accelerated will be equal to the Transactional Value Per Share. The obligations of the parties with respect to any Closing Date scheduled to occur after such consummation date whose Per Share Price is equal to or greater than the Transactional Value Per Share will remain unchanged. NWA Corp. shall notify KLM as promptly as practicable of each date, if any, on which the accelerated payment of the purchase price for Shares will be made hereunder and its good faith estimate of the related Transactional Value Per Share (the "ACCELERATION NOTICE"), but in no event later than 20 days prior to the date of payment.

          (f) Notwithstanding the provisions in Section 2.2(e), the effect of the following Control Transactions in which the related Transactional Value Per Share is higher than the Per Share Price for any subsequent Closing Date shall be as follows: (i) if such Control Transaction involves a cash tender offer for any and all shares of Common Stock, NWA Corp. may elect (which election may be made as part of the Acceleration Notice and in any event shall be made as promptly as practicable prior to the consummation of such tender offer, but in no event later than 20 days prior to the date of payment) to direct KLM to tender the Shares whose purchase and sale would otherwise be accelerated hereunder into such tender offer and, upon the consummation date of such tender offer and the payment for each Share at the Transactional Value Per Share, the obligations of the parties to purchase and sell Shares on such subsequent Closing Date or Dates that involve such lesser Per Share Price will be deemed to have been discharged and no accelerated purchase and sale between the parties will occur; (ii) if such Control Transaction consists of a merger or consolidation transaction where all of the outstanding shares of Common Stock are to be converted into the right to receive cash, upon the consummation of such Control Transaction and the payment for each Share at the

Transactional Value Per Share, the obligations of the parties to purchase and sell Shares on such subsequent Closing Date or Dates at such lesser Per Share Price will be deemed to have been discharged and no accelerated purchase and sale between the parties will occur; and (iii) subject to the provisions in
Section 2.2(g), if such Control Transaction involves a transaction where part of the transaction consideration consists of securities or other property, NWA Corp. may elect (which election may be made as part of the Acceleration Notice and in any event shall be made as promptly as practicable prior to the accelerated purchase date on which NWA Corp. would otherwise be required to purchase the affected Shares pursuant to Section 2.2(e) above, but in no event later than 20 days prior to the date of consummation) to have KLM, upon the consummation of such Control Transaction, receive and retain the transaction consideration that is to be paid in respect of such affected Shares and upon the payment for each of the Shares at the Transactional Value Per Share and the obligations of the parties to purchase and sell such affected Shares on such subsequent Closing Date or Dates at such lesser Per Share Price will be deemed to have been discharged and no accelerated purchase and sale between the parties will occur. Absent such election by NWA Corp., the provisions of Section 2.2(e) shall apply.

          (g) Notwithstanding the provisions in Section 2.2(f)(iii), if (i) the Per Share Price for any subsequent Closing Date is less than the Transactional Value Per Share for a Control Transaction and (ii) NWA Corp. makes the election provided for in Section 2.2(f)(iii), then KLM, upon written notice delivered to NWA Corp. within 10 days after NWA Corp. has provided notice of such election to KLM, may waive KLM's right to receive and retain the higher Transactional Value Per Share at the time and in the form provided in Section 2.2(f)(iii) and, in lieu thereof, KLM will receive the Per Share Price for the affected Shares at the times and in the amounts scheduled under Section 2.1 for each remaining Closing Date, without regard to any higher Transactional Value Per Share.

          2.3 EFFECT OF CERTAIN ISSUANCES OF COMMON STOCK. If within one year after the Initial Closing Date NWA Corp. issues new shares of common stock in one or more primary offerings for cash at a weighted average offering price in excess of any of the respective Per Share Prices set forth in Section 2.1, then the purchase price for each Share being purchased on each such subsequent Closing Date will be increased to such higher weighted average price; PROVIDED, there will be no adjustments to any subsequent purchase price for Shares pursuant to this Section 2.3 if the aggregate number of shares of common stock offered in such primary offerings during such one-year period is less than 6,550,851 shares (as appropriately adjusted in respect of stock splits, subdivisions and combinations); PROVIDED, FURTHER, that for purposes of this
Section 2.3, the issuance of Common Stock upon the exercise of employee stock options shall not constitute a primary offering.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF KLM. KLM represents and warrants to NWA Corp. as of the date hereof and as of the Initial Closing Date as follows:

          (a) KLM is a corporation duly organized and validly existing under the laws of The Netherlands.

          (b) KLM has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by KLM of this Agreement and the Ancillary Agreements and the performance of the transactions herein and therein contemplated to be performed by KLM have been duly authorized by the Supervisory Board of KLM and no further corporate action on the part of KLM is necessary to authorize this Agreement or the Ancillary Agreements and the performance of such transactions. Each of this Agreement and the Ancillary Agreements has been duly executed and delivered by KLM and, assuming due authorization, execution and delivery by NWA Corp., constitutes the legal, valid and binding agreement of KLM, enforceable against KLM in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding at law or in equity).

          (c) Neither the execution and delivery of this Agreement or the Ancillary Agreements or the performance by KLM of the transactions contemplated hereby or thereby will (i) violate or conflict with any of the provisions of the charter or other organizational documents of KLM, (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which KLM is a party or by which any of its property is bound or (iii) result in the creation of any liens, encumbrances, equities or claims upon any of the Shares currently owned by it or to be acquired by it upon exercise of the KLM Option, other than pursuant to this Agreement.

          (d) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body or any other Person is required for the execution, delivery and performance by KLM of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (e) There are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints or investigations pending or, to the best knowledge of KLM, threatened against KLM, and KLM is not a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration), in any such case, which could, individually or in the aggregate, materially adversely affect the ability of KLM to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (f) KLM has, and on the Initial Closing Date and each subsequent Closing Date KLM will have, good and valid title to the Shares to be purchased by NWA Corp. at such Initial Closing or subsequent Closing Date, as the case may be, free and clear of all Liens, except any Liens created pursuant to the terms of this Agreement.

          (g) KLM is the record and beneficial owner on the date hereof of 21,684,099 shares of Common Stock, 1,308.8 shares of Series A Preferred and
     436.2 shares of Series B Preferred, and upon exercise of the KLM Option pursuant to the Amendment to the Stockholders' Agreement, KLM will be the record and beneficial owner of 3,293,775 additional shares of Common Stock. KLM does not own of record or beneficially or otherwise have the right to acquire any other shares of any series of common or preferred capital stock of NWA Corp., other than pursuant to the Stockholders' Agreement.

          (h) Neither KLM nor any of its officers, directors, employees or agents has authorized any Person to act as a broker, finder or in any similar capacity on behalf of KLM in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          3.2 REPRESENTATIONS AND WARRANTIES OF NWA CORP. NWA Corp. represents and warrants to KLM as of the date hereof and as of the Initial Closing Date as follows:

          (a) NWA Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) NWA Corp. has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, subject to the absence of a determination by the Board of Directors in accordance with Section 5.2(a)(ii) that the purchase of Shares on each subsequent Closing Date would involve an impairment of capital under applicable law. The execution and delivery by NWA Corp. of this Agreement and the Ancillary Agreements and the performance of the transactions herein and therein contemplated to be performed by NWA Corp. have been duly authorized by the Board of Directors of NWA Corp. and no further corporate action on the part of NWA Corp. is necessary to authorize this Agreement or the Ancillary Agreements and the performance of such transactions, subject to Section 5.2(a)(ii). Each of this Agreement and the Ancillary Agreements has been duly executed and delivered by NWA Corp. and, assuming due authorization, execution and delivery by KLM, constitutes the legal, valid and binding agreement of NWA Corp., enforceable against NWA Corp. in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding at law or in equity), subject to Section 5.2(a)(ii).

          (c) Neither the execution and delivery of this Agreement and the Ancillary Agreements or the performance by NWA Corp. of the transactions contemplated hereby or thereby will (i) violate or conflict with any of the provisions of the charter or other organizational documents of NWA Corp. or
     (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which NWA Corp. is a party or by which any of its property is bound.

          (d) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body or any other Person is required for the execution, delivery and performance by NWA Corp. of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (e) There are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints or investigations pending or, to the best knowledge of NWA Corp., threatened against NWA Corp., and NWA Corp. is not a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration), in any such case, which could, individually or in the aggregate, materially adversely affect the ability of NWA Corp. to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (f) Neither NWA Corp. nor any of its officers, directors, employees or agents has authorized any Person to act as a broker, finder or in any similar capacity on behalf of NWA Corp. in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          (g) Performance by the parties of the transactions referred to herein or contemplated hereby (including KLM's exercise pursuant to Section 17 of the Stockholders' Agreement of its right to purchase 3,293,775 additional shares of Class A Common Stock, and the purchase of such shares) will not cause KLM to become an "Acquiring Person" for purposes of, and as such term is defined in, the Rights Agreement of NWA Corp. dated as of November 16, 1995, as amended (the "RIGHTS AGREEMENT").

          (h) The "capital" of NWA Corp. is not "impaired" and will not become "impaired" as a result of the purchase of the Shares from KLM by NWA Corp. on the Initial Closing Date, within the meaning of Section 160(a) (1) of the Delaware General Corporation Law, as amended (the "DGCL"). The "capital" of NWA Corp. would not become "impaired", within the meaning of
     Section 160(a) (1) of the DGCL, in the event the obligations of NWA Corp. to purchase Shares under this Agreement were accelerated and NWA Corp. purchased all 24,977,874 shares of Common Stock owned by KLM at the applicable purchase prices specified in Section 2.1 on the date hereof, after giving effect to (and assuming consummation of) the transactions contemplated by the Preferred Stock Agreement, the BTNY Preferred Stock Repurchase Agreement, dated as of September 29, 1997 (the "BTNY PREFERRED STOCK AGREEMENT", between NWA Corp. and BTNY, and the Blum Preferred Stock Repurchase Agreement, dated as of September 29, 1997 (the "BLUM PREFERRED STOCK AGREEMENT"), between NWA Corp. and Blum.


                                   ARTICLE IV

                                    COVENANTS

          4.1 NO TRANSFERS, LIENS. (a) KLM hereby unconditionally and irrevocably agrees that it will not sell, transfer, or assign, or enter into any equity swap or similar arrangement with respect to, any Shares subject to purchase by NWA Corp. under this Agreement; PROVIDED, HOWEVER, that the foregoing shall not apply to Shares that are no longer subject to purchase by NWA Corp. under this Agreement by reason of early termination or otherwise. KLM will not create, incur, assume or suffer to exist any Lien on any of the Shares, including any proceeds or profits therefrom, except as provided in paragraph (b) below or Liens otherwise created pursuant to this Agreement.

          (b) In the event that KLM notifies NWA Corp. of its desire to assign or pledge to a financial institution, as security for a borrowing proposed to be made by KLM, any or all of the proceeds to be received from NWA Corp. on any subsequent Closing Date from the sale of Shares, then KLM and NWA Corp. will negotiate in good faith with regard to the establishment of mutually acceptable arrangements whereby the Shares will be placed in escrow with an escrow agent pending their sale to NWA Corp., and such financial institution will receive a pledge of KLM's right to receive cash paid by NWA Corp. into such escrow for
Shares on a Closing Date as provided herein.   Such assignment and pledge of
proceeds may not be made by KLM until NWA Corp. and KLM have executed and delivered to each other a mutually acceptable escrow agreement and the Shares are deposited in escrow with the escrow agent thereunder. This paragraph is intended to provide a means for KLM to assign or pledge the proceeds to be paid to KLM upon the sale of Shares pursuant to this Agreement. Under no circumstances will KLM be permitted to create, incur, assume or suffer to exist any Lien upon Shares themselves, and such escrow arrangements may not otherwise affect NWA Corp.'s rights or obligations under this Agreement.

          4.2 LEGENDS.  In furtherance of the agreements contained in Sections
2.1 and 4.1, KLM hereby agrees that the certificate or certificates representing the Shares beneficially owned by it shall bear the following legend:

          THE SHARES [DESCRIBE ANY OTHER SECURITIES] REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE COMMON STOCK REPURCHASE AGREEMENT DATED AS OF SEPTEMBER 29, 1997 (THE "AGREEMENT") BETWEEN NORTHWEST AIRLINES CORPORATION (THE "CORPORATION") AND KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V. ("KLM"), WHICH PROVIDES THAT
          (I) THE SHARES [SECURITIES] ARE SUBJECT TO REPURCHASE BY THE CORPORATION AND (II) KLM IS PROHIBITED FROM TRANSFERRING, SELLING, ASSIGNING, EXCHANGING, MORTGAGING, PLEDGING, HYPOTHECATING OR OTHERWISE DISPOSING OF THESE SHARES [SECURITIES] EXCEPT TO THE CORPORATION. IN ADDITION, UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE AGREEMENT, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE AUTOMATICALLY CONVERTED, WITHOUT ANY ACTION ON THE PART OF KLM, FROM SHARES OF CLASS A COMMON STOCK INTO SHARES OF CLASS B COMMON STOCK. A COPY OF THE AGREEMENT IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE CORPORATION.

KLM agrees that, concurrently with the execution and delivery of this Agreement and from time to time as subsequently may be required, it will cooperate with NWA Corp. in arranging for the replacement of the existing legends with the foregoing legend on all of the certificates representing the Shares beneficially owned by KLM. Notwithstanding the foregoing, NWA Corp. agrees to the removal of the foregoing legend from any Shares which will no longer be subject to this Agreement (such removal to be effected on or as promptly as practicable after the date such Shares will no longer be subject to this Agreement), including as a result of any termination of this Agreement.

          4.3 GOVERNANCE AND OTHER AGREEMENTS. Effective upon consummation of the transactions contemplated by this Agreement on the Initial Closing Date but subject to the Standstill Agreement, all of KLM's rights and obligations under the Stockholders' Agreement and any and all other corporate governance rights involving NWA Corp., including without limitation the agreement (the "BOARD AGREEMENT") dated as of December 23, 1993 with respect to the designation by KLM of members of the Board of Directors, will be terminated. Notwithstanding the foregoing but subject to the Standstill Agreement, KLM will retain the right to vote with respect to all of the Shares prior to the purchase and sale of such Shares on a related Closing Date.

          4.4 CONSENT OF SERIES A PREFERRED AND SERIES B PREFERRED. KLM reaffirms its previously delivered consent, delivered in its capacity as a holder of Series A Preferred and

Series B Preferred, to the repurchase by NWA Corp. of Common Stock, including pursuant to this Agreement. NWA Corp. agrees to solicit from the other holder of Series B Preferred its irrevocable consent to the repurchases of Common Stock contemplated hereby.

          4.5 ANTITRUST IMMUNITY AND EUROPEAN COMMUNITY CONDITIONS. Each of KLM and NWA Corp. hereby agrees to use commercially reasonable efforts to achieve the satisfaction of the condition set forth in Section 5.2(b)(ii) hereto.

          4.6 NO STOCK SPLITS, ETC. Prior to the Initial Closing Date, NWA Corp. will not subdivide, combine or otherwise reclassify its Common Stock, or declare or pay any dividend in respect of its Common Stock. After the Initial Closing Date and until the termination or expiration of this Agreement, (a) NWA Corp. shall not engage in any of the following transactions unless the Board of Directors shall have determined reasonably and in good faith, in accordance with applicable provisions of corporation law, that after giving effect to such transactions and all related transactions being effected in connection therewith, and assuming the remaining unfulfilled obligations of NWA Corp. to purchase Shares under this Agreement were accelerated and NWA Corp. purchased such Shares at the applicable purchase prices in Section 2.1 on the date of such determination, the capital of NWA Corp. would not be "impaired" within the meaning of Section 160(a)(1) of the DGCL: (i) subdivide, combine or otherwise reclassify its Common Stock; (ii) declare or pay any dividend or make or pay any other distribution in respect of its Common Stock; (iii) redeem or repurchase any of its capital stock (other than pursuant to this Agreement, the Preferred Stock Agreement, the BTNY Preferred Stock Agreement, and the Blum Preferred Stock Agreement); (iv) directly or indirectly capitalize any surplus; (v) make any change in the par value of its common stock; or (vi) engage in, or permit any of its subsidiaries to engage in, any merger, consolidation, recapitalization, liquidation or other business combination transaction; and (b) NWA Corp. shall not enter into any agreements containing, or amend any agreement to include, covenants or other provisions that directly or indirectly prohibit NWA Corp. from purchasing Shares under this Agreement.

          4.7 DISMISSAL OF PENDING SUITS. KLM consents and agrees to the dismissal with prejudice of all of its claims against all of the other parties in the Pending Suits, effective on the purchase of the Shares on the Initial Closing Date, and, at the Initial Closing Date, KLM will file a stipulation of dismissal in each of the Pending Suits, dismissing all such claims with prejudice and providing that each party will bear its own costs, including attorney's fees.

          4.8 RELEASE. Each party hereto fully and forever releases and discharges, effective on the purchase of the Shares on the Initial Closing Date, the other party hereto and its present and former directors and officers, predecessors, successors, subsidiaries, parents, affiliates, agents, servants, employees, attorneys, representatives and assigns from all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, whether known or unknown ("CLAIMS"), that such party ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, relating to, or arising out of in any way (i) the Shareholders' Rights Plan adopted by the Board of Directors on November 16, 1995, (ii) the Rights Agreement, (iii) the Board Agreement, (iv) the November 18, 1993 resolution of the Board of Directors, (v) the Stockholders' Agreement (which shall not include the Amendment to the Stockholders' Agreement), (vi) KLM's status as a stockholder of NWA Corp. and (vii) any other claim or allegation that either party did assert or could have asserted in connection with clauses (i) through (vi) of this
Section 4.8 in the Pending Suits, but not any Claims relating to or arising out of this Agreement or any of the transactions contemplated hereby.


                                    ARTICLE V

                              CONDITIONS PRECEDENT

          5.1 CONDITIONS TO INITIAL CLOSING. (a) The obligations of NWA Corp. to effect the Initial Closing shall be subject to the satisfaction (or waiver by NWA Corp.) of the following conditions:

               (i) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The representations and warranties of KLM contained herein and in the Ancillary Agreements shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as though made at and as of the Initial Closing Date. KLM shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by KLM at or prior to the Initial Closing Date.

               (ii) OFFICER'S CERTIFICATE. NWA Corp. shall have received an executed certificate, dated the Initial Closing Date, of the President of KLM to the effect set forth in Section 5.1(a)(i) hereto.

               (iii) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the transactions contemplated by this Agreement or any Ancillary Agreement.

               (iv) ANCILLARY AGREEMENTS. KLM shall have executed and delivered to NWA Corp. or Northwest Airlines, Inc., as applicable, the Ancillary Agreements.

               (v) ALLIANCE IMPLEMENTATION AGREEMENT. KLM and NWA Corp. shall conclude, after appropriate consultation with the DOT, that the effectiveness of the Alliance Implementation Agreement does not require the prior approval of the DOT and the Alliance Implementation Agreement shall have been executed and delivered by

     KLM and Northwest Airlines, Inc. (concurrently with or prior to the execution and delivery of this Agreement) and become effective in accordance with its terms, or if such approval is required, such approval shall have been obtained and the Alliance Implementation Agreement shall have been executed and delivered by KLM and Northwest Airlines, Inc. (concurrently with or prior to the execution and delivery of this Agreement) and become effective in accordance with its terms.

               (vi) REQUIRED FINANCIAL INSTITUTION CONSENTS. The financial institutions party to the Credit Agreement shall have executed and delivered to NWA Corp. any and all required consents to the execution, delivery and performance by NWA Corp. of this Agreement.

               (vii) CONSENT OF SERIES B PREFERRED. The holders of all outstanding shares of Series B Preferred shall have provided their irrevocable consent to the transactions contemplated by this Agreement, the Preferred Stock Agreement, the Blum Preferred Stock Agreement or the BTNY Preferred Stock Agreement.

               (viii) PREFERRED STOCK PURCHASE. The closing under the Preferred Stock Agreement shall occur concurrently with the closing of the transactions contemplated hereby on the Initial Closing Date.

               (ix) RELEASE. NWA Corp. shall have received evidence that KLM, on the one hand, and each of BTNY, Alfred A. Checchi, Gary L. Wilson, Frederic V. Malek, Richard C. Blum, Thomas L. Kempner, John H. Dasburg, George J. Vojta, Duane E. Woerth, Thomas Ducy, Marvin L. Griswold, V. A. Ravindran, Blum, the A Trust created pursuant to a trust agreement dated May 23, 1984 with Gary L. Wilson as trustee, the K Trust created pursuant to a trust agreement dated May 23, 1984 with Gary L. Wilson as trustee, the Trust created pursuant to a trust agreement dated September 1, 1985 with Gary L. Wilson as trustee, Derek M. Wilson, Christopher D. Wilson, Frederic
     W. Malek, Michelle A. Malek and the Wilson-Thornhill Foundation created under Trust Agreement dated December 24, 1994 with Gary L. Wilson as trustee, on the other hand (such parties, the "NON-KLM PARTIES"), shall have delivered to one another a release in the same form as and substantially similar to the release between KLM and NWA Corp. pursuant to
     Section 4.8.

          (b) The obligations of KLM to effect the purchase of Shares on the Initial Closing Date shall be subject to the satisfaction (or waiver by KLM) of the following conditions:


               (i) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The representations and warranties of NWA Corp. contained herein and in the Ancillary Agreements shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as though made at and as of the Initial Closing Date. NWA Corp. shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by NWA Corp. at or prior to the Initial Closing Date.

               (ii) OFFICER'S CERTIFICATE. KLM shall have received an executed certificate, dated the Initial Closing Date, of the President of NWA Corp. to the effect set forth in Section 5.1(b)(i) hereto.

               (iii) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the transactions contemplated by this Agreement or any Ancillary Agreement.

               (iv) ALLIANCE IMPLEMENTATION AGREEMENT. KLM and NWA Corp. shall conclude, after appropriate consultation with the DOT, that the effectiveness of the Alliance Implementation Agreement does not require the prior approval of the DOT and the Alliance Implementation Agreement shall have been executed and delivered by KLM and Northwest Airlines, Inc. (concurrently with or prior to the execution and delivery of this Agreement) and become effective in accordance with its terms, or if such approval is required, such approval shall have been obtained and the Alliance Implementation Agreement shall have been executed and delivered by KLM and Northwest Airlines, Inc. (concurrently with or prior to the execution and delivery of this Agreement) and become effective in accordance with its terms.

               (v) PREFERRED STOCK PURCHASE. The closing under the Preferred Stock Agreement shall occur concurrently with the consummation of the transactions contemplated hereby on the Initial Closing Date.

               (vi) REQUIRED FINANCIAL INSTITUTION CONSENTS. The financial institutions party to the Credit Agreement shall have executed and delivered to NWA Corp. any and all required consents to the execution, delivery and performance by NWA Corp. of this Agreement.

               (vii) CONSENT OF SERIES B PREFERRED. The holders of all outstanding shares of Series B Preferred shall have provided their irrevocable consent to the transactions contemplated by this Agreement, the Preferred Stock Agreement, the Blum Preferred Stock Agreement or the BTNY Preferred Stock Agreement.

               (viii) ANCILLARY AGREEMENTS. NWA Corp. and all other parties thereto (other than KLM) shall have executed and delivered to KLM the Ancillary Agreements.

               (ix) RELEASE. The Non-KLM Parties shall have executed and delivered to KLM a release in the same form as and substantially similar to the release between KLM and NWA Corp. pursuant to Section 4.8.

          5.2 CONDITIONS TO SUBSEQUENT CLOSING DATES. (a) The obligations of NWA Corp. to make the payment called for at a particular subsequent Closing Date shall be subject to the satisfaction (or waiver by NWA Corp.) of the following conditions:

               (i) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the closing at such subsequent Closing Date.

               (ii) NO CAPITAL IMPAIRMENT. The Board of Directors shall not have determined reasonably and in good faith, in accordance with applicable provisions of corporation law, that the capital of NWA Corp. is impaired on such subsequent Closing Date or would otherwise be impaired as a result of the payment by NWA Corp. for the requisite Shares on such subsequent Closing Date within the meaning of the DGCL; PROVIDED, HOWEVER, that NWA Corp. shall purchase the maximum number of the Shares due to be purchased at such subsequent Closing Date as specified in Section 2.1 which can be purchased at the applicable Per Share Price provided in Section 2.1 without impairing its capital; PROVIDED, FURTHER, that in making any such determination as to a capital impairment, the Board of Directors shall, consistent with its fiduciary duties, (a) employ the same methods employed by it at the September 4, 1997 meeting of the Board of Directors (the "SEPTEMBER 4 MEETING") with respect to the transactions contemplated by this Agreement, including engaging an independent financial advisor that regularly engages in rendering opinions to boards of directors concerning the types of issues which typically arise in the report of Houlihan Lokey Howard & Zukin referenced below, who shall provide a similar written presentation and opinion to the Board of Directors, and employ similar analyses and methodologies, as those provided and employed by Houlihan Lokey Howard & Zukin in its report delivered at the September 4 Meeting, and (b) receive such other presentations, opinions, analyses and use methodologies as such financial advisor or the Board of Directors shall then deem reasonably appropriate. NWA Corp. shall provide to KLM copies of the relevant minutes of the Board of Directors' meetings and the written presentations and opinions of such financial advisor(s) which relate to each such subsequent determination as to capital impairment for purposes of subsequent Closing Dates.

               (iii)  GOOD AND VALID TITLE.  KLM shall have and deliver to
     NWA Corp. good and valid title to all of the property comprising the Shares to be purchased by NWA Corp. at such subsequent Closing Date and any later Closing Date, free and clear of any Liens.

          (b) The obligations of KLM to effect the purchase of Shares on a particular subsequent Closing Date shall be subject to the satisfaction (or waiver by KLM) of the following conditions:

               (i) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the closing at such subsequent Closing Date.

               (ii) ANTITRUST APPROVALS. In the case of the Third Closing Date and the Fourth Closing Date, (A) the antitrust immunity presently granted to the Northwest/KLM commercial alliance by the U.S. Department of Transportation pursuant to Order 93-1-11 shall have been renewed or otherwise maintained or such antitrust immunity shall have been renewed and/or modified on terms as favorable in all material respects as the terms of the antitrust immunity granted to (1) the United-Lufthansa commercial alliance by the U.S. Department of Transportation pursuant to Order 96-5-27 and (2) the Delta/Swissair/Austrian/Sabena commercial alliance by the U.S. Department of Transportation pursuant to Order 96-6-33 and (B) the European Commission shall not have imposed conditions on the Northwest/KLM commercial alliance equivalent to the conditions proposed with respect to the pending commercial alliance between British Airways and American Airlines, the terms of which were reported in the media on or about August and/or September of 1997 prior to the date hereof such that KLM's and Northwest Airlines, Inc.'s abilities to operate as contemplated in the Alliance Implementation Agreement shall have been materially adversely affected, PROVIDED that, if this condition remains unsatisfied by the 180th day after the scheduled Third Closing Date or Fourth Closing Date, as the case may be, KLM shall be required to either (x) waive this condition with respect to the applicable Closing Date or (y) terminate this Agreement, but only with respect to the obligations of the parties for the Third Closing Date and the Fourth Closing Date or the Fourth Closing Date, as the case may be, pursuant to Section 7.1(b) (assuming in the case of clause (y) that KLM is not otherwise in material breach of this Agreement and the sole remaining unsatisfied condition to KLM's obligations hereunder is contained in this Section 5.2(b)(ii) (except for any injunction or temporary restraining order referred to in Section 5.2(b)(i) that relates to the same antitrust immunity or conditions of the European Commission that cause the condition of this Section 5.2(b)(ii) to remain unsatisfied)).


               (iii) HUB RESTRICTIONS. In the case of the Third Closing Date and the Fourth Closing Date, Northwest Airlines, Inc. shall not have exercised its right under the Hub Restrictions Letter to terminate the Alliance Implementation Agreement because of the imposition of restrictions at Schiphol Airport; PROVIDED, that if this condition remains unsatisfied by the 30th day after delivery to KLM by Northwest Airlines, Inc. pursuant to the Hub Restrictions Letter of its written notice of termination of the Alliance Implementation Agreement, KLM shall be required to either (x) waive this condition with respect to the Third Closing Date and the Fourth Closing Date or (y) terminate this Agreement, but only with respect to the obligations of the parties for the Third Closing Date and the Fourth Closing Date pursuant to Section 7.1(b) (assuming in the case of clause (y) that KLM is not otherwise in material breach of this Agreement).

          (c)  If KLM has delivered to Northwest Airlines, Inc. a notice under
Section 1.04(b) of the Alliance Implementation Agreement of a Material Default on the part of Northwest Airlines, Inc. (as such term is used in such Agreement), the parties' obligations to effect the purchase and sale of Shares on a particular subsequent Closing Date may, at the sole option of KLM, be deferred pending either (i) Northwest Airlines, Inc.'s cure of such Material Default or (ii) a determination by the arbitrator(s) appointed pursuant to Section 9.08 of the Alliance Implementation Agreement that no such Material Default exists. Immediately upon the occurrence of either of the events specified in the preceding clauses (i) or (ii), the parties shall be obligated to effect the purchase and sale of Shares which had been deferred by reason of this Section 5.2(c). If such arbitrator(s) make a determination that a Material Default on the part of Northwest Airlines, Inc. exists but KLM does not thereafter give notice of termination of the Alliance Implementation Agreement within the three-month period specified in Section 1.04 of such Alliance Implementation Agreement, then immediately upon the expiration of such three-month period, the parties shall be obligated to effect the purchase and sale of Shares which had been deferred by reason of this Section 5.2(c).


                                   ARTICLE VI

                                WITHHOLDING TAXES

          6.1 UNITED STATES FEDERAL WITHHOLDING TAXES. (a) NWA Corp. hereby agrees that it will not deduct or withhold any United States federal income taxes that may be imposed under Sections 881(a) and 1442 of the Internal Revenue Code of 1986, as amended (the "CODE") (or any similar successor provisions) ("UNITED STATES WITHHOLDING TAXES") from any payments made by NWA Corp. to KLM in respect of the Shares.

          (b) Except to the extent provided in Section 6.1(c) below, NWA Corp. hereby agrees to indemnify and hold harmless KLM from and against any United States Withholding Taxes that are imposed on KLM on or in respect of any payments made by NWA Corp. to KLM in respect of the Shares to the extent that such taxes are imposed on KLM solely as a result of NWA Corp.'s repurchase of NWA Corp. stock from any person other than KLM or as a result of an increase or decrease in the number of Shares purchased requested by NWA Corp. pursuant to
Section 6.1(d).

          (c) KLM will deliver to NWA Corp., promptly after the date hereof, an Internal Revenue Service Form 1001 evidencing 4that KLM is entitled to the benefits of the income tax treaty between The Netherlands and the United States. KLM also agrees to furnish, to the extent it is legally entitled to do so, NWA Corp. with such documents and certificates as NWA Corp. may reasonably request in connection with obtaining a reduction in, or exemption from, the payment of United States Withholding Taxes imposed on any amount paid by NWA Corp. to KLM in respect of the Shares. NWA Corp. shall have no obligation to indemnify or hold harmless KLM for any of the United States federal income withholding taxes described in Section 6.1(b) above to the extent that such taxes are imposed on KLM as a result of KLM's failure to provide any form, document or certificate required to be provided by KLM in accordance with this Section 6.1(c).

          (d) KLM agrees to consider in good faith a request by NWA Corp. to increase or decrease the number of Shares to be purchased on the Second Closing Date, the Third

Closing Date or the Fourth Closing Date as necessary in order for each purchase and sale of Shares to qualify as a substantially disproportionate redemption of stock under section 302(b)(2) of the Internal Revenue Code of 1986, as amended, on such subsequent Closing Date; PROVIDED, HOWEVER, that in no event shall KLM be obligated to consider a request to reduce the number of Shares to be purchased at the final Closing Date below 10% of the then outstanding shares of common stock of NWA Corp.

          (e) KLM hereby agrees to indemnify and hold harmless NWA Corp. from and against any United States Withholding Taxes imposed on NWA Corp. in respect of any payments made by NWA Corp. to KLM in respect of the Shares to the extent that such taxes would not have been imposed but for KLM's acquisition of additional shares of NWA Corp. stock and/or the attribution of ownership of any NWA Corp. stock to KLM under Section 318 of the Code (or any similar successor provision). If KLM's (including its Affiliates) ownership of NWA Corp. stock for purposes of Section 318 of the Code is accurately described in this Agreement and the Preferred Stock Agreement, then NWA Corp. acknowledges that it will have no indemnity claim against KLM pursuant to this Section 6.1(e) with respect to the attribution of ownership of any NWA Corp. stock to KLM under
Section 318 of the Code.


                                   ARTICLE VII

                               GENERAL PROVISIONS

          7.1 TERMINATION OR ABANDONMENT OF AGREEMENT. (a) This Agreement may be terminated or abandoned at any time prior to the Initial Closing by mutual consent of the parties in writing.

          (b) By written notice to NWA Corp., this Agreement may be terminated by KLM, but only with respect to the obligations of the parties for the Third Closing Date and the Fourth Closing Date or the Fourth Closing Date, as the case may be, if either (i) the condition set forth in Section 5.2(b)(ii) remains unsatisfied by the 180th day after the scheduled Third Closing Date or the Fourth Closing Date, as the case may be (provided that KLM is not otherwise in material breach of this Agreement), or (ii) the condition set forth in Section 5.2(b)(iii) is unsatisfied, provided that KLM's right to terminate this Agreement pursuant to this Section 7.1(b)(ii) will lapse if it has not been exercised prior to 30 days after delivery to KLM by Northwest Airlines, Inc. pursuant to the Hub Restrictions Letter of its written notice of termination of the Alliance Implementation Agreement.

          (c) By written notice to NWA Corp., this Agreement may be terminated by KLM with respect to the obligations of the parties for any subsequent Closing Date scheduled to occur after the date of such notice if, prior to the date of such notice and after requisite notice and opportunity to cure having been provided to Northwest Airlines, Inc. in accordance with the terms of the Alliance Implementation Agreement, KLM has exercised its right under the Alliance Implementation Agreement to terminate such Alliance Implementation Agreement as a result of a Material Default on the part of Northwest Airlines, Inc. (as such term is defined in such Alliance Implementation Agreement), any arbitration proceedings under Section 9.08 of such Alliance Implementation Agreement have been concluded and such Alliance Implementation Agreement has been terminated in accordance with its terms.

          (d) Except as otherwise specified in this Article VII, in the event of any termination of this Agreement as provided in this Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of NWA Corp. or KLM or their respective directors, officers or stockholders with respect to any obligations set forth in this Agreement; PROVIDED, HOWEVER, that nothing in this Section 7.1 shall relieve any party from liability for any breach of its representations, warranties, covenants or agreements contained in this Agreement.

          (e) If there is a termination of the obligations of the parties with respect to the Third Closing Date and the Fourth Closing Date or the Fourth Closing Date, as the case may be, pursuant to either Section 7.1(b)(i) or 7.1(b)(ii), (i) all Shares held by KLM at such time shall be automatically converted into Class B Common Stock and shall not be reconverted into Class A Common Stock so long as such Shares are held or reacquired by KLM or any of its Affiliates (and KLM shall, concurrently with the execution and delivery of this Agreement, execute and deliver a separate power-of-attorney in the form of Exhibit D hereto that irrevocably appoints Douglas M. Steenland, Esq. (with full power of substitution) as its agent and attorney-in-fact to execute and deliver on behalf of KLM any and all instruments, agreements and other documents that are necessary or advisable to permit NWA Corp. to make appropriate notations in its stock transfer and other ownership records to reflect such conversion), and
(ii) NWA Corp. shall have the right to immediately terminate the Alliance Implementation Agreement, within 30 days after such termination of the obligations of the parties with respect to the Third Closing Date and the Fourth Closing Date or the Fourth Closing Date, as the case may be. Upon any sale or other transfer by KLM of Class B Common Stock to a party that is not an Affiliate, agent or nominee of KLM, such shares shall be reconverted into Class A Common Stock.

          (f)  In the event of any termination of this Agreement pursuant to
Section 7.1(c) in which the obligations of the parties are terminated for the Second Closing Date, the Third Closing Date and the Fourth Closing Date, on the date of the termination of this Agreement NWA Corp. shall pay to KLM in Cash $30,410,947.82 plus accretion on such amount at the rate of 5% per annum from September 29, 1998 to the actual date of payment. In the event of any such termination of this Agreement pursuant to Section 7.1(b) or 7.1(c) in which the obligations of the parties are terminated for the Third Closing Date and the Fourth Closing Date, on the date of the termination of this Agreement NWA Corp. shall pay to KLM in Cash $28,344,658.46 plus accretion on such amount at the rate of 5% per annum from September 29, 1999 to the actual date of payment. In the event of any termination of this Agreement pursuant to Section 7.1(b) or 7.1(c) in which the obligations of the parties are terminated for only the Fourth Closing Date, on the date of the termination of this Agreement NWA Corp. shall pay to KLM in Cash $24,771,297.10 plus accretion on such amount at the rate of 5% per annum from September 29, 2000 to the actual date of payment. Payments made pursuant to this Section 7.1(f) will be deemed to be additional purchase price payments to KLM by NWA Corp. in respect of Shares which will have been, by the time of any such payment, transferred to NWA Corp. hereunder. NWA Corp. shall indemnify and hold harmless KLM, on an after-tax basis, from any additional taxes for which KLM becomes liable as a result of payments being made pursuant to this Section 7.1(f). This Section 7.1(f) shall survive any termination of this Agreement and shall continue in full force and effect until all amounts due from NWA Corp. have been paid in full. Accretion shall be calculated on the basis of the actual number of days elapsed divided by 360 for purposes of this Agreement.

          7.2 EXPENSES. All fees, commissions and other expenses incurred by any party hereto in connection with the negotiation of this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, including any fees and expenses of their respective counsel and financial advisors, shall be borne by the party incurring such fee or expense.

          7.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          7.4 NOTICES. All notices, request, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

          If to NWA Corp.:

               2700 Lone Oak Parkway
               Eagan, Minnesota  55121
               Attention:  Senior Vice President, General Counsel
                             and Secretary
               Fax:  (612) 726-7123

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954
               Attention:  Robert L. Friedman, Esq.
               Fax:  (212) 455-2502

          If to KLM:

               Koninklijke Luchtvaart Maatschappij N.V.
               Amsterdamseveg 55
               1192 G P Amstelveen
               The Netherlands
               Attention:  Senior Vice President and General
                             Counsel
               Fax:  011-3120-648-8096

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019
               Attention:  Daniel Cunningham, Esq.
               Fax:  (212) 474-3700

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or
(iii) on the date received, if sent by fax.

          7.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN NEW YORK AND WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICT OF LAWS.

          7.6 TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          7.7 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by KLM (other than as expressly stated otherwise in Section 4.1(b)) without the prior written consent of NWA Corp. or by NWA Corp. without the prior written consent of KLM; PROVIDED, HOWEVER, that NWA Corp. may assign all or any part of its interest in this Agreement to any of its Affiliates if such Affiliate undertakes in writing to perform NWA Corp.'s obligations hereunder; and PROVIDED, FURTHER, that no such assignment shall relieve NWA Corp. of its obligations hereunder and NWA Corp. shall unconditionally guarantee the performance by such assignee of the obligations of NWA Corp. hereunder pursuant to a written instrument satisfactory to KLM. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest and assigns.

          7.8 ENTIRE AGREEMENT; NO ORAL WAIVER. This Agreement and the Ancillary Agreements and the certificates and other documents contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

          7.9 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          7.10 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          7.11 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to or arising from this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the United States of America sitting in the Southern District of New York;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 7.4; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other appropriate jurisdiction.

          7.12 REMEDIES. Each of the parties hereto acknowledges that the rights granted to the other party hereto in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the other party hereto could not be compensated for by damages. Accordingly, in the event of any failure or refusal by the other party hereto to comply with any covenant or agreement contained in this Agreement each of the parties hereto shall be entitled, in addition to any other remedies that such party may have, to enforcement of this Agreement by a decree of specific performance requiring the other party hereto to fulfill its obligations under this Agreement.

          7.13 INDEMNIFICATION. NWA Corp. agrees to indemnify and hold harmless KLM, on an after-tax basis, from any Claims, or other losses or liabilities incurred or borne by KLM in connection with suits, actions or proceedings instituted by stockholders of NWA Corp. whether directly or on behalf of NWA Corp., relating to or arising out of any understandings, agreements or other arrangements or out of any transactions between or among NWA Corp. or any Affiliate and any of the Checchi Family Trusts, the Checchi Family, the Wilson Family or the Malek Family (each as defined in the Stockholders' Agreement, and together, the "EXEMPTED OPTIONEES") in connection with the cancellation of the option contained in Section 17 of the Stockholders' Agreement in respect of the Exempted Optionees and the adjustment of the payments to be made by NWA Corp. to KLM hereunder. This obligation of NWA Corp. shall survive any termination of this Agreement and shall continue in full force and effect.

          7.14 BROKERS AND FINDERS. Each party shall bear all costs and expenses, and shall indemnify the other party for all costs and expenses, relating to the retention by such party of any finder or broker in connection with the transactions contemplated by this Agreement.

          7.15 FURTHER ASSURANCES. From time to time, at the reasonable request of the other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.

                              NORTHWEST AIRLINES CORPORATION



                              By: /s/John H. Dasburg
                                  -----------------------------------
                                     John H. Dasburg
                                     President and Chief
                                     Executive Officer



                              By: /s/ Douglas M. Steenland
                                  -----------------------------------
                                      Douglas M Steenland
                                      Senior Vice President,
                                      General Counsel and Secretary




                              KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.



                              By: /s/ L.M. Van Wijk
                                  -----------------------------------
                                      L.M. van Wijk
                                      President and Chief
                                      Executive Officer



                              By: /s/ R.J.N. Abrahamsen
                                  -----------------------------------
                                      R.J.N. Abrahamsen
                                      Managing Director and
                                      Chief Financial Officer